Exhibit 99.1

News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
January 28, 2009	Michael A. Carty at (812) 238-6264
First Financial Corporation reports 2008 Earnings
TERRE HAUTE, INDIANA — First Financial Corporation (NASDAQ:THFF) today announced results for the quarter and year ended December 31, 2008. Net income was $7.2 and $24.8 million for the quarter and year ended December 31, 2008, compared to $6.4 and $25.6 million for the same periods in 2007. Net interest income was $21.4 and $81.5 million for the three and twelve months ended December 31, 2008 compared to $19.0 and $74.8 million for the same time frames of 2007. These net interest income figures are the highest reported for the respective periods in the history of First Financial Corporation. Earnings per share for 2008 were $1.89 compared to $1.94 for 2007. Without the loss on securities taken in the third quarter of 2008, and discussed below, the earnings per share for the current year would have been $2.17.
Non-interest income was $7.7 and $25.4 million for the quarter and year ended December 31, 2008, compared to $8.0 and $31.5 million reported for the same period of 2007. For the year, non-interest income was negatively impacted by a $6.1 million impairment charge for securities deemed to be “other than temporarily impaired.” Generally Accepted Accounting Principles require that securities deemed to be other than temporarily impaired be recorded at fair value and corresponding losses be recognized in the current period earnings. Fair values are currently depressed due to illiquid market conditions. The Corporation does not intend to sell this security and realize this loss, but intends to hold the security for the foreseeable future. We believe a majority of the value ultimately will be received.

Non-interest expense of $17.3 and $66.5 million for the three and twelve months ended December 31, 2008 compares to $16.4 and $64.7 million of the same periods in 2007. This modest 2.7% increase is the result of careful attention to costs. Net loan charge-offs for the year ended December 31, 2008 were $6.9 million compared to $7.4 million for 2007.
Total assets increased by $71 million or 3.19% from 2007 with loan growth exceeding $28 million dollars or 1.96%. Deposits increased by $34 million or 2.21%.
First Financial Corporation is the holding company for First Financial Bank NA in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.
FORWARD LOOKING STATEMENTS
This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.first-online.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

First Financial Corporation
For the Quarter Ending December 31, 2008
(Dollar amounts in thousands except per share data)

	12/31/08	12/31/07	Change	% Change

Year to Date Information:

Net Income	$24,769	$25,580	($811)	-3.17%
Earnings Per Average Share	$1.89	$1.94	($0.05)	-2.58%
Return on Assets	1.09%	1.16%	-0.07%	-6.03%
Return on Equity	8.61%	9.20%	-0.59%	-6.41%
Net Interest Margin	4.06%	3.92%	0.14%	3.57%
Net Interest Income	$81,464	$74,773	$6,691	8.95%
Non-Interest Income	$25,410	$31,497	($6,087)	-19.33%
Non-Interest Expense	$66,447	$64,726	$1,721	2.66%
Loan Loss Provision	$7,855	$6,580	$1,275	19.38%
Net Charge Offs	$6,926	$7,398	($472)	-6.38%
Efficiency Ratio	59.10%	58.47%	0.63%	1.08%

Quarter to Date Information:

Net Income	$7,174	$6,382	$792	12.41%
Earnings Per Average Share	$0.55	$0.49	$0.06	12.24%
Return on Assets	1.25%	1.14%	0.11%	9.65%
Return on Equity	10.09%	8.96%	1.13%	12.61%
Net Interest Margin	4.18%	4.01%	0.17%	4.24%
Net Interest Income	$21,444	$19,002	$2,442	12.85%
Non-Interest Income	$7,680	$7,986	($306)	-3.83%
Non-Interest Expense	$17,290	$16,432	$858	5.22%
Loan Loss Provision	$1,980	$2,075	($95)	-4.58%
Net Charge Offs	$1,540	$2,231	($691)	-30.97%
Efficiency Ratio	56.59%	58.35%	-1.76%	-3.02%

Balance Sheet:

Assets	$2,302,675	$2,231,562	$71,113	3.19%
Deposits	$1,563,498	$1,529,721	$33,777	2.21%
Loans	$1,471,327	$1,443,067	$28,260	1.96%
Shareholders’ Equity	$286,844	$281,692	$5,152	1.83%
Book Value Per Share	$21.87	$21.49	$0.38	1.77%
Average Assets	2,282,021	2,199,592	$82,429	3.75%